ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Natixis Funds
Trust IV voted for the following proposal:

1.	Election of Trustees for Natixis Funds Trust IV:

Nominee		Voted "FOR"	Withheld	Total Votes
Kevin 		10,614,558.172   2,641.455   10,617,199.627
Charleston
Kenneth A.	10,593,499.172  23,700.455   10,617,199.627
 Drucker
Edmond J.	10,614,557.162   2,642.465   10,617,199.627
 English
David L.	10,614,537.172 	 2,662.455   10,617,199.627
 Giunta
Richard A.	10,614,557.162   2,642.465   10,617,199.627
 Goglia
Wendell J.	10,614,558.172   2,641.455   10,617,199.627
 Knox
Martin T.	10,614,557.162   2,642.465   10,617,199.627
 Meehan
Maureen B.      10,616,850.627     349.000   10,617,199.627
 Mitchell
Sandra O.	10,616,731.637     467.990   10,617,199.627
 Moose
James P.	10,614,557.162   2,642.465   10,617,199.627
 Palermo
Erik R.		10,614,557.162   2,642.465   10,617,199.627
 Sirri
Peter J.	10,614,558.172   2,641.455   10,617,199.627
 Smail
Cynthia L.	10,616,870.617     329.010   10,617,199.627
 Walker

Exhibit 77C